SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2009

PERF-GO GREEN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-141054	20-3079717
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

12 East 52nd Street, 4th Floor, New York, New York 10022
(Address of principal executive offices) (zip code)

(212) 935-3550
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements

On April 21, 2009, the Board of Directors of the Registrant elected Michael Caridi as a director to fill the vacancy created by Ben Tran’s resignation on April 1. 2009. Michael Caridi has been the Registrant’s Chief Operating Officer since May 2008 and held the same position with Perf-Go Green, Inc., the Registrant’s wholly-owned subsidiary since January 2008. Mr. Caridi has entered into an employment agreement with the Registrant in connection with his service as Chief Operating Officer, dated as of January 1, 2008, providing for a base salary of $125,000 in the first year, plus a twenty (20%) percent increase in each year thereafter. The initial term of the agreement is three years, with yearly extensions thereafter, unless either party gives contrary notice at least thirty (30) days prior to any yearly extension. In addition to a base salary, Mr. Caridi is entitled to receive a twenty (20%) percent bonus per year upon receipt of the Company’s first significant purchase order. In addition, Mr. Caridi is entitled to sales and override commissions. The Company can terminate the employment agreement with Mr. Caridi upon his death, disability or for “Cause,” as defined in the employment agreement.

Item 9.01 Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Perf-Go Green Holdings, Inc.

April 27, 2009	By:	/s/ Anthony Tracy
Anthony Tracy Chief Executive Officer